                                                                     EXHIBIT 2.3

                               AMENDMENT NO. 1 TO

                AGREEMENT AND PLAN OF RECAPITALIZATION AND MERGER

          This Amendment No. 1 made as of the 28th day of July, 1999 (this "AMENDMENT") to the Agreement and Plan of Recapitalization and Merger, dated as of May 11, 1999 (the "AGREEMENT"), by and among Motorola, Inc., a Delaware corporation ("MOTOROLA"), SCG Holding Corporation, a Delaware corporation and a wholly-owned subsidiary of Motorola, formerly known as "Motorola Energy Systems, Inc." (the "COMPANY"), Semiconductor Components Industries, LLC, a Delaware limited liability company ("SCI LLC"), the sole member of which is the Company, TPG Semiconductor Holdings LLC, a Delaware limited liability company ("TPG HOLDING"), and TPG Semiconductor Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of TPG Holding ("TPG ACQUISITION").

                                    RECITALS

     WHEREAS,

     A. Motorola, the Company, SCI LLC, TPG Holding and TPG Acquisition are parties to that certain Agreement and Plan of Recapitalization and Merger dated as of May 11, 1999 (the "RECAPITALIZATION AGREEMENT");

     B. Pursuant to Section 16.13 of the Recapitalization Agreement, the parties hereto wish to amend the Recapitalization Agreement and to agree to the other matters set forth herein, in all cases as provided herein.

     NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, the parties hereto hereby agree as follows:

     SECTION 1. DEFINITIONS. Capitalized terms used but not defined herein shall have the meanings set forth in the Recapitalization Agreement.

     SECTION 2. AMENDMENTS TO THE RECAPITALIZATION AGREEMENT.

     SECTION 2.1. The Preamble to the Recapitalization Agreement shall be amended and restated in its entirety, and shall be replaced by the following:

          "Agreement and Plan of Recapitalization and Merger made as of the 11th day of May, 1999 (as amended by Amendment No. 1 thereto, dated as of July 28, 1999 ("AMENDMENT NO. 1"), this "AGREEMENT") by and among Motorola, Inc., a Delaware corporation ("MOTOROLA"), SCG Holding Corporation, a Delaware corporation and a wholly-owned subsidiary of Motorola, formerly known as "Motorola Energy Systems, Inc." (the "COMPANY"), Semiconductor Components Industries, LLC, a Delaware limited liability company ("SCI LLC"), the sole member of which is the Company, TPG Semiconductor Holdings LLC, a Delaware limited liability company ("TPG HOLDING"), and TPG Semiconductor Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of TPG Holding ("TPG ACQUISITION")."

     SECTION 2.2. Recitals K, L and M of the Recapitalization Agreement shall be amended and restated in their entirety, and shall be replaced by the following:

          "K. At the Closing, TPG Holding will purchase from Motorola 30.4877 shares of Company Stock for aggregate consideration of $337.5 million;

          L. Motorola and TPG Holding shall cause TPG Acquisition to merge with and into the Company (the "MERGE") pursuant to which:

          (i)    the separate existence of TPG Acquisition shall cease;
          (ii)   the Company shall continue as the Surviving Corporation;
          (iii) each share of the Company Stock shall be converted into 3,000 shares of Surviving Corporation Stock (after which (a) TPG Holding shall hold 91,463 shares of Surviving Corporation Stock and (b) Motorola shall hold 208,537 shares of shares of Surviving Corporation Stock); and
          (iv) the TPG Acquisition Stock shall be converted into Surviving Corporation Preferred Stock having an original liquidation preference of $150 million; and

          M. Motorola shall cause the Surviving Corporation to redeem (the "REDEMPTION") from Motorola 200,000 shares of Surviving Corporation Stock (after which Motorola shall hold 8,537 shares of Surviving Corporation Stock) in exchange for:

          (i) the SCI LLC Junior Notes in the principal amount of $91.0 million;
          (ii) 590 shares of Surviving Corporation Preferred Stock having an original aggregate liquidation preference of $59.0 million; and
          (iii) the Redemption Cash Consideration (directly or indirectly through payment and/or purchase of the Company Notes);"

     SECTION 2.3. Section 1.2 of the Recapitalization Agreement is amended by
(a) deleting in their entirety the definitions of each of COMPANY/SCI GROUND Lease, COMPANY/SCI QUIT-CLAIM DEED, BILL OF SALE AND SEVERANCE AGREEMENT OF BUILDINGS AND FIXTURES ONLY AND NOT OF LAND and EXISTING GROUND LEASE OPEN ISSUES, (b) amending and restating the definitions of each of COMPANY/SCI ASSET TRANSFER, SCG POST-CLOSING ENTITY and WORKING CAPITAL AMOUNT in their entirety and by replacing them with the following:

          "COMPANY/SCI ASSET TRANSFER" shall mean the transfer by the Company to SCI LLC of certain personal property identified in Attachment A to the Company/SCI Bill of Sale in accordance with the terms of the Company/SCI Bill of Sale.

          "SCG POST-CLOSING ENTITY" means the entities listed on EXHIBIT G to Amendment No. 1 but shall not include the Joint Ventures."

          "WORKING CAPITAL AMOUNT" shall mean $136,500,000, plus the Malaysia Net Intercompany Deficit (as defined below), minus the sum of (a) the Philippines Net Intercompany Surplus, (as defined below), (b) the "Interim Payroll Expenses (as defined below), and (c) the Reorganization Working Capital Adjustment. The "MALAYSIA NET

     INTERCOMPANY DEFICIT" means $33,341, which represents the excess of (a) the intercompany payables to be owing by SCG-Malaysia to Motorola and its Affiliates (other than the Company and the SCG Post-Closing Entities) as of 12:01 am Phoenix time on July 31, 1999 over (b) the intercompany receivables to be owing to SCG-Malaysia by Motorola and its Affiliates (other than the Company and the SCG Post-Closing Entities) as of 12:01 am Phoenix time on July 31, 1999. The "PHILIPPINES NET INTERCOMPANY SURPLUS" means $4,319,975, which represents the excess of (x) the intercompany receivables to be owing to SCG-Philippines by Motorola and its Affiliates (other than the Company and the SCG-Post-Closing Entities) as of 12:01 am Phoenix time on July 31, 1999 over (y) the intercompany payables to be owing by SCG-Philippines to Motorola and its Affiliates (other than the Company and the SCG Post-Closing Entities) as of 12:01 am Phoenix time on July 31, 1999. The "INTERIM PAYROLL EXPENSES" means $139,384, which represents payroll expenses to be incurred by Motorola and its Subsidiaries for the period commencing on July 31, 1999 and thereafter relating to the SCG employees. The "REORGANIZATION WORKING CAPITAL ADJUSTMENT" shall mean the sum of (a) $18,224,121 (which equals $20,724,121 minus the Philippines Pension Payment (as defined below), it being understood that $20,702,735 of such $20,724,121 represents all cash and cash equivalents to be held by the Company and the SCG Post-Closing Entities as of 12:01 Phoenix time on July 31, 1999 with the remaining $21,386 of such $20,724,121 constituting interest to be accrued on such $20,702,735 from July 31, 1999 through the Closing Date at a per annum. rate equal to 10%), and (b) $33,858, which represents prepaid expenses in Japan relating to employee housing which are to be funded prior to 12:01 Phoenix time on July 31, 1999. The "PHILIPPINES PENSION PAYMENT" means $2,500,000, which represents a partial payment of Motorola's obligations to SCG Philippines, Incorporated under Section 2 of that certain Retirement Transfer Agreement to be made as of July 31, 1999 by and between Motorola and SCG Philippines in accordance with the terms thereof. The parties hereto hereby agree and acknowledge that the Malaysia Net Intercompany Deficit and the Philippines Net Intercompany Surplus each is included in the calculation of Working Capital Amount and that in addition (i) an amount equal to the Malaysia Net Intercompany Deficit shall be paid by SCG Malaysia to Motorola (on behalf of its applicable Affiliates) and (ii) an amount equal to the Philippines Net Intercompany Deficit shall be paid by Motorola (on behalf of its applicable Affiliates) to SCG Philippines, in each case prior to the close of business on August 6, 1999 in order to carry out the intent of the provisions of clause (vi) of the definition of "Excluded Assets" and clause (iii) of the definition of Retained Liabilities contained in the Reorganization Agreement.

     SECTION 2.4. The Recapitalization Agreement shall be amended by deleting the references to "the Closing Date" contained in the definitions of Capital Expenditure Deficit, Capital Expenditure Surplus and Remaining Cody Cash Expenditure Amount and inserting "July 30, 1999" in lieu thereof. The parties further agree that there shall be a further adjustment to the Capital Expenditure Deficit in the amount of $550,000 representing funding of capital expenditure amounts between July 30, 1999 and the Closing Date. Such amount shall, notwithstanding anything to the contrary, be added to the Capital Expenditure Deficit.

     SECTION 2.5. EXHIBIT G to the Recapitalization Agreement shall be amended and restated in its entirety, and shall be replaced by EXHIBIT G hereto.

     SECTION 2.6. The references to "90,000", "210,000", and "10,000" contained in Sections 3.6, 3.7 and 5.2 of the Recapitalization Agreement shall be amended and restated in their entirety, and shall be replaced by "91,463", "208,537", and "8,537", respectively.

     SECTION 2.7. Section 3.4(b) of the Recapitalization Agreement is amended and restated in its entirety, and shall be replaced by the following:

          "(b) At the Effective Time, the By-Laws of the Company shall be amended and restated in their entirety to read substantially as set forth in EXHIBIT H to Amendment No. l."

     SECTION 2.8. Section 3.7(b) of the Recapitalization Agreement is amended and restated in its entirety, and shall be replaced by the following:

          "(b) For the purposes of this Agreement, (i) "REDEMPTION CASH PAYMENT" shall mean the Redemption Cash Consideration MINUS the Company Notes Amount, and
(ii) "REDEMPTION CASH CONSIDERATION" shall mean $1,095,000,000 PLUS the sum of
(X) Capital Expenditure Surplus, if any, and (Y) the AGGREGATE PER DIEM LIQUIDATED DAMAGE REDEMPTION AMOUNT (as defined in the next sentence), minus the sum of (A) the Working Capital Amount, (B) the Remaining Cody Cash Expenditure Amount and (C) the Capital Expenditure Deficit, if any. "AGGREGATE PER DIEM LIQUIDATED DAMAGE REDEMPTION AMOUNT", which shall serve as liquidated damages in lieu of any other right or remedy of Motorola arising from the failure of the Closing Date to occur simultaneously with the occurrence of the Effective Date (as defined in Section 5.1 of the Agreement), shall mean the product of $500,000 multiplied by the number of calendar days for the period beginning on and including July 31, 1999 and ending on and including the day immediately preceding the Closing Date (it being understood that if the Closing occurs on August 4, 1999, the Aggregate Per Diem Liquidated Damage Redemption Amount shall equal $2 million)."

     SECTION 2.9. Section 3.7(c) is amended by (a) deleting "a date which is no earlier than the third Business Day prior to" contained in the first sentence thereof and (b) inserting to the end of Section 3.7(c) the following:

     "The amounts set forth in the Cody Certificate and Capital Expenditure Certificate shall be conclusive and binding among the parties absent manifest error."

     SECTION 2.10. Sections 3.7(d) and 3.7(e) are hereby deleted in their entirety.

     SECTION 2.11. Section 4.1(b) of the Recapitalization Agreement is amended by deleting the references to "30 shares" and "$307.5 million" contained therein and inserting "30.4877 shares" and "$337.5 million" in lieu thereof.

     SECTION 2.12. Section 5.1 is amended by deleting the last sentence thereof and inserting in lieu thereof the following:

     "The Effective Date (as defined in the Reorganization Agreement), and the time thereof, is currently contemplated by Motorola to be as of 12:01 a.m. (Phoenix, Arizona time) on July 31, 1999."

     SECTION 2.13. Section 7.12 of the Recapitalization Agreement shall be amended and restated in its entirety, and shall be replaced by the following:

          "7.12 52ND STREET REAL PROPERTY TRANSACTIONS. The parties hereto acknowledge that Motorola and the Company entered into the Existing Ground Lease in connection with the Reorganization. In connection with the Closing hereunder, the Existing Ground Lease shall be terminated and SCI LLC shall purchase from Motorola the surface rights with respect to the site at which SCI LLC's 52nd Street manufacturing facility is located, together with certain buildings and fixtures. Motorola and SCI LLC at Closing (as defined in the Reorganization Agreement) shall execute a declaration of covenants and easements containing provisions substantially equivalent to the provisions contained in the Existing Ground Lease. The fees and costs of exercising such purchase of the Purchase Rights shall be divided equally between the parties; provided, however, if such fees and costs are unreasonably high, the parties agree to cooperate in good faith in renegotiating the allocation of such costs."

     SECTION 2.14. Section 11.3 of the Recapitalization Agreement shall be amended by (a) deleting the word "or" which appears immediately prior to the reference to "(iv)" contained in the first sentence of Section 11.3 and (b) inserting at the end of the first sentence of Section 11.3 the following:

     ", or (v) any obligations arising out of or related to the issuance of the Subordinated Notes, including without limitation obligations arising out of or related to a claim made or asserted under applicable securities or similar laws, whether or not such claim is based in whole or in part upon any untrue statement or alleged untrue statement of a material fact made or contained in any prospectus or offering memorandum (or in any supplement to or amendment of such prospectus or offering memorandum) pursuant to which such Subordinated Notes are issued"

     SECTION 2.15. References to Section 3.6(f) in the definition of "Company Notes Amount" and in Section 7.13(b) shall be deemed to be references to Section 3.6(e).

     SECTION 3. AGREEMENT RE NETTING EXPOSURE.

     SECTION 3.1. In connection with the Finance Services to be provided by Motorola on a transition basis as contemplated by the Transition Services Agreement, Motorola will provide administrative services to the Company after the Closing pursuant to the netting of accounts payable and accounts receivable under the London Netting System. As part of the London Netting System, a weekly netting run is conducted, at which point the netting payments are determined and are irreversibly set to be disbursed, typically in approximately two business days following the weekly netting run (the "DISBURSEMENT DETERMINATION DATE"). If the amount of these payments is greater than the funds which are then held in the SCG Citibank account in the U.S. that supports the netting system, Citibank currently requires credit support from Motorola in connection with and for so long as this shortfall exists. The parties hereto acknowledge that it is intended that Motorola will be providing netting services of an administrative nature, and that Motorola shall have minimal financial or credit exposure or risk with respect to the underlying transactions for which Motorola is providing services. Accordingly, for weekly netting runs in which it is determined that the amount of payments to be made to third parties in connection with such netting run exceeds the funds which are then held in the SCG Citibank account in the U.S. that supports the netting system, the Company and/or SCI LLC shall, on the Disbursement Determination Date for such netting run, deposit funds in the SCG Citibank account and/or provide alternative credit support as described below in an amount equal to the lesser of (1) the amount of such excess and (2) the following amounts corresponding to the following periods:

                           Period                       Amount
                           ------                       ------
    August 5, 1999 through October 4, 1999              $45 million
    October 5, 1999 through November 4, 1999            $35 million
    November 5, 1999 through December 4, 1999           $40 million
    December 5, 1999 and thereafter                     $50 million

Alternative credit support shall take the form of making available an overdraft line of credit or posting a letter of credit, in each case for the benefit of Motorola and as reasonably acceptable to Motorola. In the event that the Company shall not have deposited into the SCG Citibank account that supports the netting system the deposit contemplated above or provided alternative credit support as described above at any time in which the amount of payments to be made to third parties in connection with such netting run exceeds the funds which are then held in the SCG Citibank account in the U.S. that supports the netting system, the amount so unpaid shall accrue interest at a rate per annum equal to 10% until paid. In addition, in the event of a material breach by the Company of its obligations under this Section 3.1, Motorola shall have the right to terminate its obligations to provide services at any time thereafter to the Company and the SCG Post-Closing Entities pursuant to the London Netting System (such termination to be effected by delivery of written notice from Motorola to the Company).

     SECTION 4. REORGANIZATION AGREEMENT.

     SECTION 4.1. The parties hereto agree and acknowledge that the transactions contemplated by the Reorganization Agreement shall have been consummated in the manner contemplated by the Reorganization Agreement with respect to those matters set forth in Sections 4.2 through Section 4.9.

     SECTION 4.2. With respect to Section 2.5 of the Reorganization Agreement, no China Offices (as defined in the Reorganization Agreement) have been established, and the Company may at TPG Holdings' sole discretion establish China Offices after the Closing Date.

     SECTION 4.3. With respect to Section 2.7 of the Reorganization Agreement, the Finland Branch (as defined in the Reorganization Agreement) has not been established, and in lieu thereof an office sharing arrangement has been entered into.

     SECTION 4.4. With respect to Section 2.8 of the Reorganization Agreement, EURL (as defined in the Reorganization Agreement), holds an equity interest of approximately 0.1% of the France Sub (as defined in the Reorganization Agreement), and Motorola-France (as defined in the Reorganization Agreement) holds the remaining 99.9% interest.

     SECTION 4.5. With respect to Section 2.11 of the Reorganization Agreement, a liaison office in India, and not a private limited company, has been established.

     SECTION 4.6. With respect to Section 2.13 of the Reorganization Agreement, the local share transfer instrument from SCI LLC to SCG Holding (Netherlands) B.V. will be executed once the company registration is completed, confirming the contribution agreement previously executed.

     SECTION 4.7. With respect to Section 2.15 of the Reorganization Agreement, the transfer of the Korea Assets by Motorola Korea to Korea Sub (in each case as defined in the Reorganization Agreement) shall occur at least two business days and no later than seven business days after the Closing Date. Such transaction shall be effected pursuant to the form of business transfer agreement attached to this Amendment as EXHIBIT I.

     SECTION 4.8. With respect to Section 2.18 of the Reorganization Agreement, upon contribution of the Europe Subs (as defined in the Reorganization Agreement) by SCI LLC to Netherland Holdings (as defined in the Reorganization Agreement), no new shares of Netherland Holdings were issued to SCI LLC. Instead, the contribution in kind was recorded as voluntary share premium ("vrijwillig agio").

     SECTION 4.9. With respect to Section 2.19 of the Reorganization Agreement, pending a ruling from the Philippine Bureau of Internal Revenue, the parties agreed to MIDC's remaining the legal owner of the MPI Stock, as such term is defined in the Reorganization Agreement, in accordance with and subject to the Interim Agreement by and among Motorola, Motorola International Development Corp. and SCI LLC, dated July 31, 1999.

     SECTION 4.10. With respect to Section 2.20 of the Reorganization Agreement, a branch in Puerto Rico was established by Semiconductor Components Industries Puerto Rico, Inc., a Delaware corporation, and not SCI LLC.

     SECTION 4.11. The parties agreed to establish a branch of SCG Holding (Netherlands) B.V. in Ireland.

     SECTION 5. REPRESENTATIONS AND WARRANTIES.

     SECTION 5.1. TPG Acquisition and TPG Holding, jointly and severally, warrant and represent to and covenant with Motorola that the execution, delivery and performance of this Amendment by TPG Acquisition and TPG Holding have been duly authorized by all necessary corporate and other action on the part of TPG Acquisition and TPG Holding. This Amendment has been duly executed and delivered by TPG Acquisition and TPG Holding and (assuming the valid authorization, execution and delivery of this Amendment by Motorola and the Company) constitutes the valid and binding obligation of TPG Acquisition and TPG Holding enforceable against each of TPG Acquisition and TPG Holding in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity.

     SECTION 5.2. Motorola warrants and represents to and covenants with TPG Acquisition and TPG Holding that the execution, delivery and performance of this Amendment by Motorola, the Company and SCI LLC have been duly authorized by all necessary corporate or other action on the part of Motorola, the Company or SCI LLC. This Amendment has been duly executed and delivered by Motorola, the Company and SCI LLC (assuming the valid authorization, execution and delivery of this Amendment by TPG Acquisition and TPG Holding), constitutes the valid and binding obligation of Motorola, the Company and SCI LLC enforceable against them in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity.

     SECTION 6. MISCELLANEOUS.

     SECTION 6.1. The parties hereto agree and acknowledge that all amounts outstanding to White House Productions relating to services provided or to be provided by White House Productions in connection with the launch of the Company's new name shall be the obligation of the Company after the Closing Date.

     SECTION 6.2. The parties acknowledge and agree for purposes of clarification that neither Motorola nor any of its Affiliates shall have any obligation for $1.8 million of unfunded expenses incurred by Slovakia Electronics Industries, a.s. prior to Closing.

     SECTION 6.3. Other than as set forth in Section 2.1 through Section 2.13,
Section 3 hereof and Section 4 hereof, this Amendment does not modify, change or delete any other addendum, term, provision, representation, warranty or covenant (the "Provisions") relating to or contained in the Recapitalization Agreement, and all such Provisions remain in full force and effect. For the avoidance of doubt, all references in the Recapitalization Agreement to "the date hereof" or "the date of this Agreement" shall be deemed to be references to the date May 11, 1999, and all references to "this Agreement" or the "Recapitalization Agreement" shall be deemed references to the Recapitalization Agreement as amended hereby.

     SECTION 6.4. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which, together, shall constitute one and the same instrument.

     SECTION 6.5. The captions of the various Sections and Articles of this Agreement have been inserted only for convenience and shall not be deemed to modify, explain, enlarge or restrict any of the provisions of this Amendment.

     SECTION 6.6. The validity, interpretation and effect of this Agreement shall be governed exclusively by the laws of the State of New York, not including the "conflict of laws" rules of the state.

     SECTION 6.7. All amounts expressed in this Agreement and all payments required by this Agreement are in United States dollars.

     SECTION 6.8. This Amendment and any of the provisions hereof may not be amended, altered or added to in any manner except by a document in writing and signed by each party hereto.

                            [signature page follows]

          IN WITNESS WHEREOF, the undersigned have executed this Amendment the day and year first above written.

                                          MOTOROLA, INC.


                                          By: /s/ Carl F. Koenemann
                                             ----------------------
                                              Title:  Executive Vice-President &
                                                Chief Financial Officer


                                          SCG HOLDING CORPORATION
                                          By:/s/ Theodore W. Schaffner
                                             -------------------------
                                          Title:  Vice-President


                                          SEMICONDUCTOR COMPONENTS
                                             INDUSTRIES, LLC


                                              By:  SCG HOLDING CORPORATION,
                                                   Its sole member


                                              By: /s/ Theodore W. Schaffner
                                                 --------------------------
                                                   Title:  Vice-President

                                          TPG SEMICONDUCTOR HOLDINGS
                                             LLC


                                          By: /s/ Dipanjan Deb
                                             -----------------------------
                                          Title:
                                                --------------------------


                                          TPG SEMICONDUCTOR ACQUISITION
                                             CORP.


                                          By: /s/ Dipanjan Deb
                                             -----------------------------
                                          Title:
                                                --------------------------